Exhibit 99.1

Hillman Announces Executive Change

CINCINNATI, Sept. 16, 2019 (GLOBE NEWSWIRE) -- The Hillman Companies, Inc. (NYSE-AMEX: HLM.PR) and The Hillman Group, Inc. (collectively, “Hillman” or the “Company”) announced today that Doug Cahill, Executive Chairman, has added the duties of President & CEO, effective September 13, 2019. Greg Gluchowski, former President & CEO, has left the Company and will be focusing on family medical issues.

Commenting on Mr. Gluchowski’s departure, Mr. Cahill said: “When Greg joined Hillman as President & CEO in September 2015, we were an $800 million distributor of select HHI and other products. In four short years, Greg has led our transformation into a $1.2 billion value added supplier with an unparalleled ability to manage complexity across multiple categories, aisles, and channels for our vast network of retail and other partners. On behalf of all of us at Hillman, we owe Greg a big debt of gratitude for his tireless efforts on behalf of Hillman’s employees, customers, and shareholders. We congratulate him on his many successes here and wish him and his wonderful family all the very best.”

Mr. Gluchowski said: “It has been an honor and deeply gratifying to have led Hillman’s transformation these past four years. I will miss the highly talented and dedicated people of Hillman. As a friend and shareholder, I wish Doug and the team all the best as they complete the journey we began together.”

About Hillman

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading North American provider of complete hardware solutions, delivered with industry best customer service to over 38,000 customers. Hillman designs innovative product and merchandising solutions for complex categories that deliver an outstanding customer experience to home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and OEM & Industrial customers. Leveraging a world-class distribution and sales network, Hillman delivers a “small business” experience with “big business” efficiency.

For more information on the Company, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 68284.